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EXHIBIT 99.1

Mid Penn Bancorp, Inc.
Amended and Restated
Dividend Reinvestment Plan

MID PENN BANCORP, INC.
AMENDED AND RESTATED
DIVIDEND REINVESTMENT PLAN

        This constitutes the Dividend Reinvestment Plan (the "Plan") of Mid Penn Bancorp, Inc. (the "Corporation"). The Plan provides the Corporation's shareholders with a simple and convenient means of acquiring additional shares of the Corporation's common stock, par value $1.00 per share (the "Common Stock"), through a simple and convenient method of investing cash dividends and making voluntary cash contributions to the Plan. The Plan was originally approved by Mid Penn Bank's Board of Directors on March 14, 1990, and adopted by shareholders at the Annual Shareholders Meeting held on April 24, 1990. The Board of Directors of the Corporation revised the Plan at Board Meetings held on June 26, 1996, September 24, 1997, and September 28, 2005 which revisions are incorporated herein.

The Corporation and the Bank

        The Corporation is a holding company incorporated under the laws of the Commonwealth of Pennsylvania. The Corporation owns 100 percent of the outstanding shares of common stock of its wholly owned subsidiary, Mid Penn Bank (the "Bank"). The Bank, a Pennsylvania chartered banking institution with its principal place of business at 349 Union Street, Millersburg, Pennsylvania, engages in full service banking, including demand, savings and time deposits, commercial, consumer and mortgage loans, and the provision of trust services.

Common Stock Under the Plan

        The stock to be issued under the Plan consists solely of 300,000 shares of the Corporation's Common Stock, which shares shall all be proportionately adjusted for any increase or decrease in the number of shares of Common Stock issued that result from (i) a subdivision or consolidation of shares or any other capital adjustment, (ii) the payment of a stock dividend, or (iii) other increase or decrease in such shares effected without receipt of consideration or payment by the Corporation.

Purpose of Plan

        The purpose of the Plan is to provide the Corporation's shareholders with a simple and convenient method of acquiring additional shares of Common Stock by investing their cash dividends and making voluntary cash contributions. The Corporation's shareholders who participate in the Plan are hereinafter referred to as "Participants."

Advantage

        The Plan provides the Corporation's shareholders with a simple and convenient method of acquiring additional shares of Common Stock in a manner that avoids payment of brokerage commissions.

Administration

        The Plan will be administered by Registrar and Transfer Company ("R&T"), or such other administrator as the Corporation may, in its sole discretion and from time to time, select (the "Plan Administrator"). Cash dividends payable on the Common Stock held by Plan participants are paid to the Plan Administrator. The dividends paid to the Plan Administrator do not include applicable taxes withheld by the Corporation. The Plan Administrator pools the cash dividends with the voluntary cash payments received and, with respect to shares to be purchased on the open market, transfers them to an independent broker (the "Purchasing Agent"). The Purchasing Agent is a broker-dealer who is unaffiliated with the Corporation and is registered under the Securities Exchange Act of 1934, as amended. Aside from transferring funds to the Purchasing Agent, neither the Corporation nor the Plan Administrator shall have any influence on the manner, methods or timing of shares acquired in open market transactions. The Purchasing Agent will use the funds to purchase shares of Common Stock on the open market for the Plan accounts of the Participants. Alternatively, the Plan Administrator will, if so directed by the Corporation, arrange for the acquisition of shares directly from the Corporation. Shares purchased from the Corporation will be authorized but unissued shares of Common Stock. In any event, each Participant's account will be credited with a pro-rata share of such purchased securities.

Participation and Enrollment

        All holders of record of at least one (1) share of the Corporation's Common Stock are eligible to participate in the Plan except as otherwise determined, from time to time, by the Corporation. Without limiting the foregoing, the Corporation may refuse to offer the Plan to shareholders residing in any state that requires (i) the registration or qualification of the Common Stock to be issued pursuant to the Plan, or exempt therefrom, or (ii) the registration or qualification of the Corporation or the Plan Administrator, or any of their respective officers or employees, as a broker, dealer, salesman or agent. Beneficial owners of Common Stock held in nominee or "street name" must have their shares registered in their name before enrolling in the Plan. Participants may participate with respect to any or all of the Common Stock registered in their name, as long as they participate with respect to at least one (1) share. Shareholders may enroll in the Plan by completing and signing an authorization card and returning it to the Plan Administrator. Additional authorization cards may be obtained at any time by written request to the Plan Administrator.

        An eligible shareholder may enroll in the Plan at any time by completing and signing an authorization form and returning it to the Plan Administrator. If the shareholder's authorization card requesting reinvestment of dividends is received by the Plan Administrator on or before the record date established for a particular dividend, reinvestment will commence with that dividend. If an authorization card is received from a shareholder after the record date established for a particular dividend, the reinvestment of dividends may begin with the next dividend, provided that the shareholder is still a holder of record on the record date with respect to such next dividend.

Voluntary Cash Contributions

        Any eligible shareholder of record who is enrolled in the Plan and who is eligible to participate in accordance with the provisions of the Plan may also elect to make voluntary cash payments by enclosing a personal check drawn on a U.S. bank in U.S. currency with the executed authorization form (for new Participants) or by forwarding a personal check drawn on a U.S. bank in U.S. currency to the Plan Administrator with a payment form that will accompany each statement of account. Checks shall be made payable to "Registrar and Transfer Company," and should include the Participant's account number and taxpayer identification number. Participants have the option of forwarding, to the Plan Administrator, additional cash contributions of not less than $100 nor more than $10,000, per quarter, for the purchase of additional shares. While the Corporation is under no obligation to pay dividends, it presently expects to pay any dividends declared, on a quarterly basis, in February, May, August, and November to shareholders of record on the record date established by the Corporation's Board of Directors. A Participant's cash contributions may vary from one dividend date to another. Cash contributions are strictly voluntary and Participants are under no obligation to make any cash contributions. Participants desiring to make a cash contribution may do so by forwarding a personal check, payable to the Plan Administrator, with a completed authorization card when enrolling in the Plan, or thereafter, with the payment form attached to each statement of account.

        The Plan Administrator will apply each voluntary cash payment received from a Participant within thirty (30) days before a dividend payment date, together with the amount of dividends associated with shares on which the Participant has enrolled for purposes of dividend reinvestment, to the purchase of Common Stock for the account of that Participant. Voluntary cash contributions will not be deemed to have been made by a Participant or received by the Plan Administrator until the funds so contributed are actually collected. Interest will not be paid on cash contributions. For this reason, Participants are strongly encouraged to mail their payments so that the payments are received by the Plan

Administrator immediately prior to the next dividend payment date. Payments received more than thirty (30) days prior to a dividend payment date will be returned.

        Participants may arrange for automatic withdrawals from their checking or savings account at the Bank as a method to provide optional cash payments under the Plan. This will allow shareholders of the Corporation to authorize the Bank to withdraw funds automatically at the appropriate time, eliminating the necessity of mailing quarterly cash contributions within the specified time frames. The automatic withdrawal feature may be used on an ongoing basis or for periodic contributions. Participants who wish to use this feature must complete an authorization form available upon request from the Plan Administrator. The Participant's account will be debited on the 20th day of the month in which the dividend is payable.

Purchases and Sales

        On each date that dividends are payable, the Corporation will pay to the Plan Administrator the dividends payable with respect to the Common Stock of the participants, including their Plan shares. As of each Investment Date, the Plan Administrator will use the amount of the available dividends so received from the Corporation, together with voluntary cash payments received from Participants, to purchase Common Stock for the accounts of the Participants. The Plan Administrator shall either: (i) purchase Common Stock from the Corporation; (ii) direct the Plan Purchasing Agent to purchase the Common Stock in the open market; or (iii) employ a combination of the foregoing, as directed from time to time by the Corporation. Common Stock purchased from the Corporation will be its authorized but unissued shares of Common Stock or issued, but not outstanding, shares of Common Stock.

Number of Shares Purchased

        The number of shares to be purchased for a Participant by the Purchasing Agent is dependent upon the amount of the Participant's applicable dividend and voluntary cash contribution, the total number of shares acquired for all Participants, and the price of all shares acquired. Each Participant's account will be credited with their pro-rata share of the number of shares of Common Stock acquired.

        Shares of Common Stock to be acquired may be acquired at any time up to thirty (30) days following the respective dividend payment date. The Plan Administrator and/or the Purchasing Agent may commingle each Participant's dividends and optional cash payments with those of all other Participants for purposes of acquiring shares of Common Stock.

Price

        The purchase price of Common Stock purchased from the Corporation under the Plan shall be the fair market value of the Common Stock as of the investment date. The investment date is the day during a month on which a dividend is payable, and in any other month, the 15th day of such month, or in any case, if such day is not a business day on which securities are traded, then the next following business day on which securities are traded. The fair market value is the closing price per share for the Common Stock on such stock exchange on the applicable date or, if no sale of the Common Stock occurred on such stock exchange on that date, the closing price per share for the Common Stock on such exchange on the next day on which a sale of Common Stock occurred. The purchase price of Common Stock purchased under the Plan in the open market will be the Participant's pro-rata share of the actual costs, excluding any brokerage commissions, incurred by the Plan Administrator for such purchases. In the event of purchases of Common Stock from the Corporation and in the open market, the purchase price per share of Common Stock to be charged to each Participant will be based upon the weighted averages of the prices of all shares purchased. Each Participant's account will be credited with the number of whole and fractional shares of Common Stock, calculated to four (4) decimal places, equal to the amount to be invested for the Participant divided by the applicable purchase price.

Record Date

        "Record Date" means the date on which a person must be registered as a shareholder on the stock books of the Corporation in order to receive a dividend, as determined by the Board of Directors of the Corporation, from time to time.

Certificates for Shares

        All shares of Common Stock purchased under the Plan will be registered in the name of the Plan Administrator or its nominee as agent for the respective Participants. Certificates for such shares will not be issued to Participants unless so requested in writing. Certificates for any number of whole shares will be issued to a Participant within a reasonable time after receiving a written request specifying the number of shares of Common Stock for which a certificate is requested and signed by the Participant. Certificates for fractional shares will not be issued under any circumstances. In the event a Participant terminates participation in the Plan, he or she will receive payment, in the manner described elsewhere herein, for the amount of fractional interests held on his or her behalf and certificates will be issued to Participants upon withdrawal of Plan shares or upon termination of Participation in the Plan and will be registered in the name or names in which the Participant's account is maintained.

Dividends

        As record holder of the shares held in Participants' accounts under the Plan, the Plan Administrator will receive dividends on all such shares held on each dividend record date, will credit such dividends to Participants' accounts on the basis of whole shares and fractional interests held in each account and will automatically reinvest those dividends in Common Stock of the Corporation as described elsewhere herein.

Costs

        All costs of administration of the Plan and service charges will be paid by the Corporation. No brokerage fees will be charged to Participants in connection with the purchase of Common Stock. A Participant who requests that the Plan Administrator sell shares of Common Stock held in the Participant's account in the Plan will be charged the full actual cost, including any brokerage commissions, of all shares of Common Stock sold on their behalf pursuant to the Plan, in addition to a $15.00 service fee. If the fee is paid in advance when notice of sale is made, then the fee will not be deducted from the proceeds of the sale. Because the Administrator will sell the shares on behalf of the Plan, neither the Corporation nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of the Corporation's Common Stock. That is, if you send in a request to sell shares, it is possible that the market price of the Corporation's Common Stock could go down or up before the broker sells your shares. In addition, you will not earn interest on a sales transaction. Plan Participants should also note that a Medallion Signature Guarantee is required for sale requests of $10,000 or higher.

Tax Aspect

        The reinvestment of dividends does not relieve the Participant of any income tax which may be payable on such dividends. The payment by the Corporation of service fees and brokerage commissions in connection with dividend reinvestment is considered income to the Participant and reported as such to the Internal Revenue Service. If a Participant is subject to United States backup withholding tax on dividends, the amount of the tax to be withheld will be deducted from the amount of the dividends and only the reduced amount will be reinvested in Common Stock. Statements of account for these Participants indicate the amount withheld. At year end, the Plan Administrator provides each Participant with summary information for tax purposes at no charge to the Participant.

Reports to Participants

        As soon as practicable after completion of each investment on behalf of a Participant, the Plan Administrator will mail to such Participant a statement showing (i) the amount of dividends, and the amount of optional cash payments applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, and (vi) the total shares accumulated under the Plan. Each Participant will receive annually an Internal Revenue Service Form 1099 reporting dividend income received.

Voting Rights

        For each meeting of shareholders, the Plan Administrator will forward a proxy to each Participant and will vote the Participant's full shares and fractional interests in accordance with the instruction received from the Participant, if any. The shares of a Participant who does not return a proxy will not be voted.

Stock Dividends, Splits and Rights

        Any stock dividends or split shares distributed by the Corporation on the shares of a Participant held by the Plan Administrator will be added to his or her account with the Plan Administrator. In the event the Corporation issues rights in connection with a rights offering, the rights will be forwarded to Participants for their disposition. Dividends, split shares or stock rights distributed on shares of Common Stock held by Participants outside of the Plan will be distributed in the same manner as distributions made to shareholders who do not participate in the Plan.

Withdrawal from Plan

        Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Plan Administrator. Participants may withdraw all or a portion of the whole Plan shares in their Accounts by notifying the Plan Administrator in writing to that effect and specifying in the notice the number of shares to be withdrawn. Certificates for whole shares of Common Stock so withdrawn will be registered in the name of the Participant and issued to the Participant within thirty (30) days of the Plan Administrator's receipt of notice of withdrawal. Certificates for fractional shares of Common Stock will not be issued under any circumstance. In lieu of issuing certificates for fractional shares of Common Stock, any fractional interest withdrawn will be liquidated by the Plan Administrator on the basis of the then current market value of the Common Stock and a check issued for the proceeds thereof. Any notice of withdrawal from an Account received less than one business day prior to a dividend record date will not be effective until dividends paid on such record date with respect to the Plan shares in the account have been reinvested in Common Stock under the Plan and such Common Stock has been credited to the Participant's account. There is a $10.00 service fee payable by the Participant in connection with withdrawal from the Plan.

        Participants may request the Plan Administrator to sell the shares that are withdrawn from their accounts by specifying in the notice of withdrawal, the number of shares to be sold. If a Participant requests the sale of shares held by the Plan for the Participant, the Plan Administrator will sell such shares as the Participant's agent as soon as practicable after receipt of the Participant's written request and will deliver to the Participant a check for the proceeds of the sale, less any brokerage commissions, the $15.00 service fee, and applicable withholding taxes and transfer taxes incurred in connection with the sale as soon as practicable after the sale. A request for shares to be sold must be signed by each person in whose name the account appears.

        The Plan Administrator will use its best efforts to sell the Participant's shares on the open market within 10 business days after receipt of written instructions from the Participant to such effect or as soon as otherwise practicable. There can be no assurances with respect to the ability of the Plan Administrator to sell the Participant's shares or the price, timing, or terms on which a sale may be made. The Corporation and the Plan Administrator have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to the Participant's Plan account if such shares cannot be sold by the Plan Administrator. Participants should also note that a Medallion Signature Guarantee is required for sale requests of $10,000 or higher.

        Any Plan shares remaining in a Participant's account after withdrawal will continue to be held for the Participant by the Plan Administrator, and dividends on such shares will continue to be reinvested under the Plan. A Participant who withdraws all of the Plan shares in his or her account will be treated as having terminated participation in the Plan.

Amendments and Termination of Plan

        The Corporation may amend, supplement, suspend, modify or terminate the Plan at any time without the approval of the Participants or the shareholders. Thirty (30) days advance notice of any suspension or material amendment shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan, as provided for elsewhere herein.

Inquiries Concerning the Plan

        All inquiries concerning the Plan should be directed to:

Registrar and Transfer Company
Attn: Dividend Reinvestment Plan Department
P.O. Box 664
Cranford, NJ 07016
1-800-368-5948
 www.rtco.com

Interpretation of the Plan

        The Plan, the authorization form, and the Participants' accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, and applicable state and federal securities laws. Any question of interpretation arising under the Plan shall be determined by the Corporation pursuant to applicable state and federal law and the rules and regulations of all regulatory authorities, and such determination shall be final and binding upon all Participants and the Plan Administrator. The Corporation or, with its consent, the Plan Administrator, may adopt rules and regulations from time to time to facilitate the administration of the Plan. Where used in this Plan, the plural shall include the singular and, unless the context otherwise clearly requires, the singular shall include the plural. The captions of the various paragraphs contained in this Plan are for convenience only and shall not affect the interpretation or meaning of the provisions of the Plan.

Responsibilities of the Corporation and Plan Administrator

        Neither the Corporation nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death, the prices at which shares are purchased, the times when purchases or sales are made or fluctuations in the market value of the Common Stock. The Participants must realize that neither the Corporation nor the Plan Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

Adoption

        The Plan was adopted by the Board of Directors of the Corporation on the 14th day of March, 1990, adopted by the Corporation's shareholders on April 24, 1990, amended by a resolution of the Board of Directors on June 26, 1996, September 24, 1997, and September 28, 2005.

Date: September 28, 2005

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Mid Penn Bancorp, Inc. Amended and Restated Dividend Reinvestment Plan
MID PENN BANCORP, INC. AMENDED AND RESTATED DIVIDEND REINVESTMENT PLAN